EXHIBIT 99.1

First Cash Reports Record Second Quarter Earnings Per Share of $0.36; Operating Income Increases 22%, Raising 2010 Guidance

ARLINGTON, Texas, July 21, 2010 (GLOBE NEWSWIRE) -- First Cash Financial Services, Inc. (Nasdaq:FCFS) today announced record-setting revenue, net income and earnings per share for the three months ended June 30, 2010. The Company reported second quarter earnings per share from continuing operations of $0.36, a 20% increase over the prior year. The Company is increasing fiscal 2010 earnings guidance to a range of $1.58 to $1.62 per share. In addition, the Company announced that it completed, in early July, the acquisitions of six pawn stores in existing U.S. markets.

Earnings Highlights

  Diluted earnings per share from continuing operations for the second quarter of 2010 were $0.36, an increase of 20%, compared to $0.30 in the second quarter of 2009. Net income from continuing operations for the second quarter increased by 22% to $11.2 million, compared to $9.1 million in the prior-year quarter.
  Year-to-date diluted earnings per share from continuing operations for the six months ended June 30, 2010 were $0.72, an increase of 18% over the prior year-to-date period. Net income from continuing operations through June 30, 2010 was $22.2 million, compared to $18.4 million in the prior year.
  Total diluted earnings per share, including income from discontinued operations, were $0.38 for the second quarter of 2010 and $0.78 year-to-date. Earnings per share from discontinued operations, primarily the former Auto Master operation, were $0.02 for the second quarter and $0.06 year-to-date.

Revenue Highlights

  Consolidated second quarter revenue increased by 19% over last year, totaling $98 million. Year-to-date revenue was $195 million, a 20% increase over the prior year.
  Same-store revenue increased by 12% for both the second quarter and year-to-date periods. By region, same-store pawn revenue increased in the current quarter by 14% in Mexico and 10% in the United States.
  On a geographic basis, the Company's revenue continue to be diversified between the United States and Mexico, with 52% of second quarter revenue being generated in Mexico and 48% derived from domestic operations. In Mexico, second quarter revenue increased by 26% over last year, reflecting contributions from both new and maturing stores. U.S. pawn revenue increased by 12% in the second quarter, the result of continuing strong same-store revenue growth.
  On a product-line basis, second quarter revenue from service fees on pawn loans increased 25%, which reflected ongoing consumer demand for micro-credit products in both the United States and Mexico.  Overall pawn merchandise sales increased by 18% for the quarter, driven by especially strong retail sales in Mexico (up 39%) and jewelry scrap sales in the United States (up 27%).
  Total short-term loan and credit services revenue increased by 15% in the second quarter; even with this increase, revenue from the Company's remaining short-term loan and credit services operations in the United States represented only 13% of total revenue.

Key Profitability Metrics

  Pawn receivables, from which the Company earns service fees and future inventories for sale, totaled $61 million at June 30, 2010, an increase of 16%, driven largely by 26% pawn growth in Mexico. The significant increase in Mexico reflected continued store expansion and product demand.
  The gross margin on retail pawn merchandise sales was 42% for the quarter, a sequential improvement over the first quarter margin of 41% and approaching the prior-year margin of 43%.   Margins on wholesale scrap jewelry sales were 33% for the second quarter, comparable to prior-year margins of 36%.  Inventory turns improved in the second quarter to 4.4x, compared to 4.0x in the prior year.
  Even with the addition of 56 new stores over the past twelve months, consolidated store-level operating profit margins were 28% for the second quarter of 2010, which equaled the prior-year margin. The net operating margin (pre-tax income) was 18% for the second quarter of 2010 and 2009. Return on equity for the trailing twelve months was 21%, while return on assets was 17%.
  Over 80% of the Company's customer receivables are pawn loans, which are fully collateralized. For the remainder of the receivable portfolio, which is comprised of short-term loans and credit services products, credit losses were reduced in the second quarter to 26% of related revenue, compared to 28% in the prior-year quarter. Credit losses declined over the trailing twelve months to 25% of related revenue, compared to 27% in the comparable prior-year period.

New Store Openings

  A total of 12 new store locations were opened during the second quarter of 2010, all of which were new pawn stores located in Mexico.  The majority of the new locations were in expansion markets in central Mexico, including the State of Mexico.
  The Company now has 354 total store locations in 20 states in Mexico, an 18% increase in the year-over-year store count. The Company's store base in Mexico is still maturing, as 44% of the stores are less than three years old.

U.S. Pawn Acquisitions

  In early July, the Company completed the acquisitions of six pawnshops in existing U.S. markets. The combined purchase price for the six stores was $7.6 million and was comprised of $5.6 million in cash and notes payable to the selling shareholders of $2.0 million. The transactions and operating results will be included in the consolidated results beginning in the third quarter of 2010.
  With these acquisitions, the Company now has a total of 103 U.S. pawn stores, compared to 97 at the beginning of the year.

Financial Position & Liquidity

  Earnings before interest, taxes, depreciation and amortization ("EBITDA") from continuing operations totaled $84 million for the trailing twelve months ended June 30, 2010, an increase of 20% over the comparable prior-year period. The EBITDA margin was 21% for the current and prior-year periods. A detailed reconciliation of EBITDA and free cash flow, both non-GAAP financial measures, is provided elsewhere in this release.
  Free cash flow for the trailing twelve months was $55 million, compared to $38 million in the prior year.  The Company's free cash flow has been used to reduce outstanding debt by $48 million over the past twelve months. At the same time,  cash balances have increased to $46 million at June 30, 2010, compared to $22 million at the same time last year.
  As of June 30, 2010, the Company had no amounts drawn on its $25 million unsecured revolving credit facility and only $7 million of total interest bearing debt is currently outstanding.
  As of June 30, 2010, the ratio of total liabilities to stockholders' equity was 0.2 to 1, compared to 0.4 to 1 at June 30, 2009.

2010 Outlook

  The Company is increasing its fiscal 2010 guidance for earnings per share from continuing operations to a range of $1.58 to $1.62 per share, which represents 14% to 17% growth over 2009 earnings.  The previous guidance was $1.53 to $1.59 per share.
  The majority of 2010 revenue will be derived from pawn operations, with only 12% to 14% of revenue expected to be from U.S. short-term loan and credit services operations.
  In 2010, the Company is on target to add 65 to 75 new stores, the majority of which will be in Mexico. All of the anticipated 2010 store additions will be pawn stores.

Commentary & Analysis

Mr. Rick Wessel, First Cash's Chief Executive Officer, commented on the Company's second quarter 2010 results, "We are very pleased with the record second quarter results, as our core pawn operations continue to reflect significant strength and continued growth. Loan demand in both the United States and Mexico remains strong, and the growth of retail sales, especially in Mexico, exceeded our expectations. As a result of the strong first half results and our forecast for the remainder of 2010, we are increasing our full-year earnings guidance for 2010."

With regard to growth and expansion, Mr. Wessel noted, "The Company continues to successfully execute its pawn-focused growth strategy through consistent new store openings and opportunistic acquisitions. Through store openings and acquisitions through early July, we have added 32 stores this year, and we remain on target to add 65 to 75 total stores for the full year.  Our new stores in Mexico are ramping quickly to profitability, and the six U.S. pawn store acquisitions will complement the Company's existing base of pawn operations in its key U.S. markets."

The Company's cash flows and balance sheet continue to strengthen. All of the store openings and receivables growth is currently being funded from operating cash flows. There are no amounts outstanding on the Company's $25 million unsecured credit facility and net investable cash balances have increased almost $20 million year to date.

In summary, Mr. Wessel said, "We believe that First Cash remains well-positioned to deliver continued profitability and long-term earnings growth.  Our business model has proven to be recession-resistant to date and demand for our credit and retail products continues to grow. We have taken significant steps to reduce the Company's exposure to regulatory risks and our collateralized lending model limits inherent credit risk. We believe that strong cash flows will continue to support growth through our robust store expansion strategy. In addition, our significantly under-levered balance sheet provides us tremendous strategic flexibility and will allow us to generate potential additional returns for our shareholders. We are optimistic about our future and remain committed to increasing shareholder value."

Forward-Looking Information

This release may contain forward-looking statements about the business, financial condition and prospects of the Company. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as "believes," "projects," "expects," "may," "estimates," "should," "plans," "targets," "intends," "could," or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy or objectives. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Forward-looking statements in this release include, without limitation, the Company's expectations of earnings per share, earnings growth, income and losses related to discontinued operations, collections results, future tax benefits, expansion strategies, store openings, liquidity, cash flow, credit losses and related provisions, debt repayments, consumer demand for the Company's products and services, competition, regulatory risks, and other performance results. These statements are made to provide the public with management's current assessment of the Company's business. Although the Company believes that the expectations reflected in forward-looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this release speak only as of the date of this statement, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this release. Such factors are difficult to predict and many are beyond the control of the Company and may include changes in regional, national or international economic conditions, changes in the inflation rate, changes in the unemployment rate, changes in consumer purchasing, borrowing and repayment behaviors, changes in credit markets, the ability to renew and/or extend the Company's existing bank line of credit, credit losses, changes or increases in competition, the ability to locate, open and staff new stores, the availability or access to sources of inventory, inclement weather, the ability to successfully integrate acquisitions, the ability to hire and retain key management personnel, the ability to operate with limited regulation as a credit services organization, new federal, state or local legislative initiatives or governmental regulations (or changes to existing laws and regulations) affecting short-term/payday loan businesses, credit services organizations and pawn businesses (in both the United States and Mexico), changes in import/export regulations and tariffs or duties, unforeseen litigation, changes in interest rates, monetary inflation, changes in tax rates or policies, changes in gold prices, changes in energy prices, cost of funds, changes in foreign currency exchange rates, future business decisions, public health issues and other uncertainties. These and other risks, uncertainties and regulatory developments are further and more completely described in the Company's 2009 Annual Report on Form 10-K and updated in subsequent releases on Form 10-Q.

About First Cash

First Cash Financial Services, Inc. is a leading specialty retailer and provider of consumer financial services. Its pawn stores make small loans secured by pledged personal property and retail a wide variety of jewelry, electronics, tools and other merchandise. The Company's short-term loan locations provide various combinations of financial services products, including short-term loans, check cashing, and credit services. The Company owns and operates 577 stores in eight U.S. states and 20 states in Mexico.

First Cash is a component company in both the Standard & Poor's SmallCap 600 Index® and the Russell 2000 Index®. First Cash's common stock (ticker symbol "FCFS") is traded on the Nasdaq Global Select Market, which has the highest initial listing standards of any stock exchange in the world based on financial and liquidity requirements.

The First Cash Financial Services, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3365

STORE COUNT ACTIVITY

The following table details store openings and closings for the three and six months ended June 30, 2010:

	U.S. Locations	Mexico Locations	Total Locations
Three Months Ended June 30, 2010
Total locations, beginning of period	216	343	559
New locations opened	--	12	12
Locations closed or consolidated	--	(1)	(1)
Total locations, end of period	216	354	570

Six Months Ended June 30, 2010
Total locations, beginning of period	217	329	546
New locations opened	--	26	26
Locations closed or consolidated	(1)	(1)	(2)
Total locations, end of period	216	354	570

At June 30, 2010, U.S. locations include 97 pawn stores and 119 short-term loan stores. Subsequent to quarter-end, the Company acquired six U.S. pawn stores, bringing the current total of U.S. pawn locations to 103. The Mexico locations as of June 30 are comprised of 305 large format pawn stores and 49 small format CashYa! pawn/short-term loan stores. The Company closed one under-performing short-term loan store located in Mexico during the second quarter of 2010.

First Cash is also an equal partner in Cash & Go, Ltd., a joint venture, which owns and operates 39 check cashing and financial services kiosks located inside convenience stores in the United States.

FIRST CASH FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(in thousands, except per share amounts)
Revenue:
Pawn merchandise sales	$59,598	$50,457	$120,372	$100,063
Pawn service fees	23,518	18,840	46,340	36,448
Short-term loan and credit services fees	14,290	12,434	27,552	25,230
Other	270	278	625	690
	97,676	82,009	194,889	162,431
Cost of revenue:
Cost of goods sold	36,022	29,962	73,550	58,506
Short-term loan and credit services loss provision	3,761	3,426	5,859	5,649
Other	48	49	82	82
	39,831	33,437	79,491	64,237
Net revenue	57,845	48,572	115,398	98,194

Expenses and other income:
Store operating expenses	28,293	23,866	56,042	48,227
Administrative expenses	9,325	7,597	18,928	15,683
Depreciation and amortization	2,580	2,436	5,114	4,858
Interest expense	133	192	273	428
Interest income	(19)	(7)	(23)	(57)
	40,312	34,084	80,334	69,139

Income from continuing operations before income taxes	17,533	14,488	35,064	29,055

Provision for income taxes	6,336	5,340	12,823	10,700
Income from continuing operations	11,197	9,148	22,241	18,355

Income from discontinued operations, net of tax	586	2,402	1,624	4,438
Net income	$11,783	$11,550	$23,865	$22,793

Basic income per share:
Income from continuing operations	$0.37	$0.31	$0.74	$0.63
Income from discontinued operations	0.02	0.08	0.05	0.15
Net income per basic share	$0.39	$0.39	$0.79	$0.78

Diluted income per share:
Income from continuing operations	$0.36	$0.30	$0.72	$0.61
Income from discontinued operations	0.02	0.08	0.06	0.15
Net income per diluted share	$0.38	$0.38	$0.78	$0.76

Weighted average shares outstanding:
Basic	30,121	29,338	30,051	29,298
Diluted	30,791	30,117	30,762	30,011
FIRST CASH FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30,		December 31,
	2010	2009	2009
		(in thousands)
ASSETS

Cash and cash equivalents	$45,838	$22,206	$26,777
Service fees receivable	9,386	7,907	8,263
Pawn receivables	60,964	52,685	53,719
Short-term loan receivables, net of allowance	2,792	2,772	3,076
Inventories	34,871	30,748	34,437
Other	6,130	12,890	10,314
Total current assets	159,981	129,208	136,586

Property and equipment, net	51,433	44,777	47,980
Goodwill and intangible assets, net	70,582	76,530	70,252
Other	1,597	15,175	1,467
Total assets	$283,593	$265,690	$256,285

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of notes payable	$3,057	$4,612	$4,111
Revolving credit facility	--	43,500	--
Accounts payable and accrued liabilities	24,704	18,921	19,984
Income taxes payable and deferred tax liabilities	7,568	5,744	10,958
Other	--	819	238
Total current liabilities	35,329	73,596	35,291

Notes payable, net of current portion	4,008	7,067	5,265
Deferred tax liabilities	3,641	1,328	3,290
Total liabilities	42,978	81,991	43,846

Stockholders' equity	240,615	183,699	212,439
Total liabilities and stockholders' equity	$283,593	$265,690	$256,285

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION
(UNAUDITED)

The following table details the components of revenue for the three months ended June 30, 2010, as compared to the three months ended June 30, 2009 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates, which is more fully described elsewhere in this release.

	Three Months Ended June 30,				Increase/(Decrease) Constant Currency
	2010	2009	Increase/(Decrease)		Basis
Domestic revenue:
Pawn retail merchandise sales	$15,380	$15,016	$364	2%	2%
Pawn scrap jewelry sales	8,339	6,550	1,789	27%	27%
Pawn service fees	9,802	8,468	1,334	16%	16%
Short-term loan and credit services fees	13,155	11,558	1,597	14%	14%
Other	266	267	(1)	--	--
	46,942	41,859	5,083	12%	12%

Foreign revenue:
Pawn retail merchandise sales	26,366	19,032	7,334	39%	30%
Pawn scrap jewelry sales	9,513	9,859	(346)	(4)%	(4)%
Pawn service fees	13,716	10,372	3,344	32%	24%
Short-term loan fees	1,135	876	259	30%	22%
Other	4	11	(7)	(64)%	(66)%
	50,734	40,150	10,584	26%	20%

Total revenue:
Pawn retail merchandise sales	41,746	34,048	7,698	23%	18%
Pawn scrap jewelry sales	17,852	16,409	1,443	9%	9%
Pawn service fees	23,518	18,840	4,678	25%	21%
Short-term loan and credit services fees	14,290	12,434	1,856	15%	14%
Other	270	278	(8)	(3)%	(3)%
	$97,676	$82,009	$15,667	19%	16%

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details the components of revenue for the six months ended June 30, 2010, as compared to the six months ended June 30, 2009 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates, which is more fully described elsewhere in this release.

	Six Months Ended June 30,				Increase/(Decrease) Constant Currency
	2010	2009	Increase/(Decrease)		Basis
Domestic revenue:
Pawn retail merchandise sales	$33,838	$32,073	$1,765	6%	6%
Pawn scrap jewelry sales	18,405	13,318	5,087	38%	38%
Pawn service fees	20,574	17,165	3,409	20%	20%
Short-term loan and credit services fees	25,357	23,543	1,814	8%	8%
Other	614	672	(58)	(9)%	(9)%
	98,788	86,771	12,017	14%	14%

Foreign revenue:
Pawn retail merchandise sales	48,676	35,676	13,000	36%	25%
Pawn scrap jewelry sales	19,453	18,996	457	2%	2%
Pawn service fees	25,766	19,283	6,483	34%	22%
Short-term loan fees	2,195	1,687	508	30%	19%
Other	11	18	(7)	(39)%	(44)%
	96,101	75,660	20,441	27%	18%

Total revenue:
Pawn retail merchandise sales	82,514	67,749	14,765	22%	16%
Pawn scrap jewelry sales	37,858	32,314	5,544	17%	17%
Pawn service fees	46,340	36,448	9,892	27%	21%
Short-term loan and credit services fees	27,552	25,230	2,322	9%	8%
Other	625	690	(65)	(9)%	(10)%
	$194,889	$162,431	$32,458	20%	16%

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details pawn receivables, short-term loan receivables, and active CSO loans outstanding from an independent third-party lender as of June 30, 2010, as compared to June 30, 2009 (in thousands).  Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year balances at the prior year end-of-period exchange rate, which is more fully described elsewhere in this release.

	Balance at June 30,				Increase/(Decrease) Constant Currency
	2010	2009	Increase/(Decrease)		Basis
Domestic customer receivables:
Pawn receivables	$29,939	$28,056	$1,883	7%	7%
Short-term loan receivables, net of allowance	1,901	1,937	(36)	(2)%	(2)%
CSO short-term loans held by independent third-party (1)	12,833	10,910	1,923	18%	18%
	44,673	40,903	3,770	9%	9%

Foreign customer receivables:
Pawn receivables	31,025	24,629	6,396	26%	22%
Short-term loan receivables, net of allowance	891	835	56	7%	4%
	31,916	25,464	6,452	25%	22%

Total customer receivables:
Pawn receivables	60,964	52,685	8,279	16%	14%
Short-term loan receivables, net of allowance	2,792	2,772	20	1%	--
CSO short-term loans held by independent third-party (1)	12,833	10,910	1,923	18%	18%
	$76,589	$66,367	$10,222	15%	14%

(1) CSO short-term loans outstanding are comprised of the principal portion of active CSO loans outstanding from an independent third-party lender, which are not included on the Company's balance sheet, net of the Company's estimated fair value of its liability under the letters of credit guaranteeing the loans.

FIRST CASH FINANCIAL SERVICES, INC.
UNAUDITED NON-GAAP FINANCIAL INFORMATION

The Company uses certain financial calculations, such as free cash flow, EBITDA and constant currency results, which are not considered measures of financial performance under U.S. generally accepted accounting principles ("GAAP"). Items excluded from the calculation of free cash flow, EBITDA and constant currency results are significant components in understanding and assessing the Company's financial performance. Since free cash flow, EBITDA and constant currency results are not measures determined in accordance with GAAP and are thus susceptible to varying calculations, free cash flow, EBITDA and constant currency results, as presented, may not be comparable to other similarly titled measures of other companies. Free cash flow, EBITDA and constant currency results should not be considered as alternatives to net income, cash flow provided by or used in operating, investing or financing activities or other financial statement data presented in the Company's consolidated financial statements as indicators of financial performance or liquidity. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures.

Free Cash Flow

For purposes of its internal liquidity assessments, the Company considers free cash flow, which is defined as cash flow from the operating activities of continuing and discontinued operations reduced by purchases of property and equipment and net cash outflow from pawn and short-term/payday loan customer receivables. Free cash flow is commonly used by investors as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, repurchase stock, or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity. The following table reconciles "net cash flow from operating activities" to "free cash flow" (unaudited, in thousands):

	Trailing Twelve Months Ended June 30,
	2010	2009
Cash flow from operating activities	$78,521	$67,207
Cash flow from investing activities:
Pawn and short-term loan receivables	(7,702)	(11,478)
Purchases of property and equipment	(15,347)	(17,485)
Free cash flow	$55,472	$38,244

FIRST CASH FINANCIAL SERVICES, INC.
UNAUDITED NON-GAAP FINANCIAL INFORMATION (CONTINUED)

EBITDA

EBITDA is commonly used by investors to assess a company's leverage capacity, liquidity and financial performance. The following table provides a reconciliation of income from continuing operations to EBITDA (unaudited, in thousands):

	Trailing Twelve Months Ended June 30,
	2010	2009

Income from continuing operations	$45,737	$37,195
Adjustments:
Income taxes	27,126	21,945
Depreciation and amortization	10,329	9,910
Interest expense	610	795
Interest income	(33)	(82)

Earnings from continuing operations before interest, taxes, depreciation and amortization	$83,769	$69,763

EBITDA margin calculated as follows:
Total revenue from continuing operations	$398,412	$332,026
Earnings from continuing operations before interest, taxes, depreciation and amortization	83,769	69,763
EBITDA as a percent of revenue	21%	21%

Constant Currency Results

Certain performance metrics discussed in this release are presented on a "constant currency" basis, which may be considered a non-GAAP financial measurement of financial performance under GAAP. The Company's management uses constant currency results to evaluate operating results of certain business operations in Mexico, which are transacted primarily in Mexican pesos. Pawn scrap jewelry in Mexico is sold in U.S. dollars and, accordingly, does not require a constant currency adjustment. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in Mexican pesos using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. For balance sheet items, the closing exchange rate at the end of the applicable prior-year period (June 30, 2009) of 13.2 to 1 was used, compared to the current end of period (June 30, 2010) exchange rate of 12.8 to 1. For income statement items, the average closing daily exchange rate for the appropriate period was used. The average exchange rate for the prior-year quarter ended June 30, 2009 was 13.3 to 1, compared to the current quarter rate of 12.6 to 1. The average exchange rate for the prior-year six-month period ended June 30, 2009 was 13.9 to 1, compared to the current year-to-date rate of 12.7 to 1.

CONTACT:  First Cash Financial Services, Inc.
          Rick Wessel, Vice Chairman and Chief Executive Officer
          Doug Orr, Executive Vice President and
           Chief Financial Officer
          (817) 505-3199
          investorrelations@firstcash.com
          www.firstcash.com